EXHIBIT 99.1

Filed by Orrstown Financial Services, Inc.
Commission File No.: 033-18888

September 2007

Dear Shareholder,

I am pleased to inform you that the Board of Directors has approved the reinstatement of the Full and Partial Dividend Reinvestment options under the Company’s Stockholder Dividend Reinvestment and Stock Purchase Plan, effective with the payment of the fourth quarter dividend in 2007. The Plan was originally adopted on September 16, 1999, but was temporarily suspended with the first quarter dividend payment in 2006. The Voluntary Cash Contribution investment option under the Plan, which was suspended in 2002, was not reinstated and remains suspended.

The dividend reinvestment option provides our shareholders with a convenient and economical way to purchase additional shares of the Company’s common stock by reinvesting cash dividends paid on their shares. You may participate with respect to all or a fixed number of your shares.

Participation in the Plan continues to be voluntary. If you do not choose to participate in the Plan, you will continue to receive cash dividends, as declared, in the usual manner. Shareholders enrolled in the Plan at the time of its suspension who desire to continue their participation on the same terms as before will automatically continue to participate on such terms without further action on their part. Cash dividends will continue to be reinvested according to your previous instructions. Eligible non-participants may enroll in the Plan at any time by completing an enclosed Authorization and Enrollment Form and returning it to the Plan Administrator.

This communication does not constitute an offer to sell nor a solicitation of an offer to buy any securities. The offering of securities for sale pursuant to the Company’s Dividend Reinvestment and Stock Purchase Plan is made only by the Prospectus dated December 10, 1999, as supplemented on January 24, 2002. A copy of the Prospectus, as supplemented, may be obtained from the Plan Administrator.

Before electing to participate in the Plan, we urge you to carefully read the Prospectus. It contains important information regarding participating in the Plan.

Shareholders who have questions regarding the Plan may contact the Plan Administrator at the address and telephone number shown below:

Registrar and Transfer Company

10 Commerce Drive

Cranford, NJ 07016

Attn: Dividend Reinvestment Department

1-800-368-5948

Additionally, I would like to remind you that shareholders can also purchase Company stock through the open market by contacting company market makers or any brokerage firm. Orrstown Financial Services, Inc.’s common stock is quoted on the NASD Over-the-Counter Bulletin Board under the symbol ORRF.

Thank you for your continued interest in Orrstown Financial Services, Inc.

Sincerely,

/s/ Kenneth R. Shoemaker
Kenneth R. Shoemaker
President and CEO